Exhibit 12

                       TCI SATELLITE ENTERTAINMENT, INC.
              Calculation of Ratios of Earnings to Fixed Charges
                   (amounts in thousands, except for ratios)
                                  (unaudited)

                                                                           Years ended December 31,
                                          Nine Months Ended    ------------------------------------------------
                                          September 30, 1997      1996       1995      1994     1993     1992
                                         --------------------  ----------  --------  --------  -------  -------
Loss before income taxes.              $            (166,544)   (185,941)  (69,365)  (20,560)  (7,339)  (4,818)
Add:
Interest on debt.                                     40,454      10,498     9,888     3,374       --       --
Interest portion of rentals.                             572         698       419         8       --       --
                                       ---------------------  ----------  --------  --------  -------  -------
Loss before deducting fixed                                     (174,745)  (59,058)  (17,178)  (7,339)  (4,818)
 charges.                              $            (125,518)
                                       =====================  ==========  ========  ========  =======  =======

Fixed charges:
Interest on debt.                      $              33,965          77
Interest expense from TCI                                 --       1,946        --        --       --       --
 Communications, Inc.
Less than 50%-owned affiliates
 with debt for which TCI
 Satellite Entertainment, Inc. is
  contingently obligated (1).                          6,489       8,475     9,888     3,374       --       --
                                       ---------------------  ----------  --------  --------
                                                      40,454
                                                                  10,498     9,888     3,374       --       --
Interest portion of rentals.                             572         698       419         8       --       --

Total fixed charges.                   $              41,026      11,196    10,307     3,382       --       --
                                       =====================  ==========  ========  ========

Ratio of earnings to fixed charges.                       --          --        --        --       --       --
                                       =====================  ==========  ========  ========  =======  =======

Deficiency.                            $            (166,544)  $(185,941)  (69,365)  (20,560)  (7,339)  (4,818)
                                       =====================  ==========  ========  ========  =======  =======

(1) TCI Satellite Entertainment, Inc. has agreed to reimburse TCI UA 1, Inc., an indirect consolidated subsidiary of TCI Communications, Inc., for any amounts drawn under an irrevocable transferrable letter of credit issued for the account of TCI UA 1, Inc., which supports a credit facility of a less than 50%-owned affiliate of TCI Satellite Entertainment, Inc. Fixed charges related to such agreement of $8,475,000, $9,888,000 and $3,374,000 for the years ended December 31, 1996, 1995 and 1994, respectively, have been included in fixed charges.